ROO Completes $25 Million Private Equity Financing

NEW YORK, NY, May 10, 2007 - ROO Group (OTCBB: RGRP), a global leader in online video solutions for content providers, advertisers and Websites, today announced it has completed a private equity financing with gross proceeds of $25 million, in a common stock transaction. The participants in the transaction are accredited institutional investors, the majority of which are existing investors.

ROO will use the net proceeds from the sale of common stock to fund ongoing operations, to pursue previously announced acquisitions, further develop the ROO VX video platform and expand the company’s sales and marketing resources.

The company issued 10 million common shares at $2.50 per share and 3,000,000 warrants exercisable at $4.50 per share and callable at $6.00 per share. The company is expected to file a registration statement pertaining to the transaction within 30 days.

“Our ability to secure this important financing highlights our growth potential and the tremendous progress we have made in strengthening our suite of integrated online video solutions for publishers, content producers and advertisers,” said Robert Petty, Chairman and CEO of ROO Group. “We are well-positioned to continue to expand our business and product offerings globally, while strategically aligning with key players in the rapidly growing online video industry.”

Selected web sites of the hundreds of web sites powered by ROO globally include:

Europe
The Sun http://www.thesun.co.uk/
The Times http://www.timesonline.co.uk/tol/audio_video/
The Mirror http://www.mirror.co.uk/

USA
Verizon Surround http://surround.verizon.net/
The Street http://videoplayer.thestreet.com/
MTVu - NYU and University of Massachusetts http://www.nyunews.com/videos/ and http://www.dailycollegian.com/videos/
Excite http://excite.com/

Asia Pacific
Network 10 http://www.ten.com.au/ten/video.html  and http://www.bigbrother.3mobile.com.au/video-on-demand.html
The Herald Sun http://www.news.com.au/heraldsun/
SBS http://sbs.com.au

About ROO

ROO Group Inc. (OTCBB: RGRP) through its 100% subsidiary ROO Media Corporation, is the online video solutions company focused on meeting the specific needs of large enterprise companies globally. The company's proprietary platform, the ROO Video Exchange, simultaneously services multiple video channels, audience segments and advertisers and, as such, has become a leading platform in content aggregation, distribution and targeted advertising. ROO's unique ability to offer a "many-to-many" service has helped secure its position as the Internet broadcast company of choice for companies seeking effective strategies for monetizing online video. The company has offices in the United States, United Kingdom, Germany and Australia. For additional information, please visit the Company’s Web site at www.roo.com.

Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of ROO Group Inc ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

Contacts

Brad Edwards
Brainerd Communicators, Inc.
Ph: 212-986-6667
edwards@braincomm.com